                                 Exhibit 2.3
                    PURCHASE AND SALE OF ASSETS AGREEMENT

         THIS PURCHASE AND SALE OF ASSETS AGREEMENT (the "Agreement") is executed and delivered as of September 30, 1997, between T&T GREASE SERVICE, INC., a Texas corporation ("Buyer"); A & B ENTERPRISES, INC., a Texas corporation ("Seller"); and ERNEST L. MCCOMBS, its sole stockholder ("Stockholder").

                               P R E M I S E S:

         WHEREAS, Seller operates a non-hazardous commercial waste, transportation, storage, treatment, processing and disposal business in the Dallas, Texas area known as A & B Environmental Services (the "Business");

         WHEREAS, Buyer desires to purchase and acquire certain assets, properties and contractual rights of Seller used in connection with the Business and Seller desires to sell such assets, properties and contractual rights to Buyer, all in accordance with the terms and conditions set forth in this Agreement;

         WHEREAS, Stockholder holds all of the outstanding capital stock of Seller and Buyer is unwilling to enter into this Agreement without the covenants and promises of Stockholder herein set forth; and

         NOW, THEREFORE, in consideration of Ten Dollars ($10), the mutual promises and covenants herein contained and other good and valuable consideration, received to the full satisfaction of each of them, the parties hereby agree as follows:

                              A G R E E M E N T:

              ARTICLE 1.  SALE OF ASSETS

         SECTION 1.1 DESCRIPTION OF ASSETS. Upon the terms and subject to the conditions set forth in this Agreement, Seller does hereby grant, convey, sell, transfer and/or assign (as the case may be) to Buyer the following assets, properties and contractual rights of Seller, wherever located, subject to the exclusions hereinafter set forth:

         (a) all equipment owned or leased by Seller and used or for use in the operation of the Business, including, without limitation, the equipment listed on Schedule 1.1(a) attached hereto and made a part hereof (the "Equipment");

         (b) all of the motor vehicles owned or leased by Seller and used or for use in the Business, and all radios, attachments, accessories and materials handling equipment

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    owned or leased by Seller and now located in or on such motor vehicles
    (the "Rolling Stock"), as the same are listed and more completely described by manufacturer, model number and model year on Schedule 1.1(b), attached hereto and made a part hereof;

         (c) all manual and automated routing and billing information and components thereof, including, without limitation, all routing and billing computer hardware, software and programs containing any customer information;

         (d) all contractual rights of Seller with Seller's customers (whether oral or in writing) relating to the conduct of the Business (the "Customer Accounts"), and all commitments, lists, leases, permits, licenses, approvals, franchises and other instruments relating to the Customer Accounts, if any (the "Related Approvals"); a complete and accurate list of the Customer Accounts and the Related Approvals is set forth on Schedule 1.1(d), attached hereto and made a part hereof, and true and complete copies of all written Customer Accounts and Related Approvals shall be delivered to Buyer simultaneously with the execution and delivery of this Agreement;

         (e) all of Seller's inventory of parts, tires and accessories of every kind, nature and description used or for use in connection with the Business (the "Inventory");

         (f) all right, title and interest of Seller in and to all trade secrets, proprietary rights, symbols, trademarks, service marks, logos and trade names used in the Business;

         (g) to the extent transferable, all permits, licenses, franchises, consents and other approvals relating to the Business set forth on Schedule 1.1(g), attached hereto and made a part hereof (the "Permits") (true and complete copies of which shall be delivered to Buyer simultaneously with the execution and delivery of this Agreement);

         (h) all right, title, and interest of Seller in and to the telephone number (214) 698-9300 and the telecopier number (214) 698-0111 used by Seller in the conduct of the Business;

         (i) all of Seller's right, title and interest in and to the trade name "A & B Environmental Services" and the right to use such name (the "Business Name");

         (j) all of Seller's shop tools, nuts and bolts relating to the Business; and

         (k)  all of the goodwill of the Business.

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All of the foregoing assets, properties and contractual rights are hereinafter sometimes collectively called the "Assets."

         SECTION 1.2 EXCLUDED ASSETS. The parties agree that there shall be excluded from the Assets the following which are not being sold to Buyer pursuant to this Agreement (the "Excluded Assets"): (a) all cash on hand and on deposit of Seller, except as set forth in Section 1.5 hereof; (b) all accounts receivable of Seller ("Accounts Receivable") as of the close of business on the date of Closing (hereinafter defined); (c) all real property (whether owned or leased) and all buildings on and fixtures to all real property of Seller (whether owned or leased), including, without limitation, the Operations Property (hereinafter defined); (d) all contracts and contract rights and obligations of Seller (whether oral or in writing) other than the Customer Accounts and all commitments, lists, leases, permits, licenses, consents, approvals, franchises and other instruments not relating to the Customer Accounts or the Business; (e) all employment contracts to which Seller is a party or by which Seller is bound; (f) the corporate name of Seller; (g) all claims set forth on Schedule 5.1(h); (h) Seller's current post office box (Box Number 224346); (i) a personal computer, typewriter, laminator, fax machine and roll top desk; (j) a 1980 Mack truck which Seller currently leases but will be returning to its owner on or about the Closing Date; and (k) all motor vehicles of Seller that are not Rolling Stock.

         SECTION 1.3 NON-ASSIGNMENT OF CERTAIN CUSTOMER ACCOUNTS. Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment hereunder of any Customer Account shall require the consent of any third party, neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution thereof; provided, however, that in each such case, Seller shall use its reasonable efforts to obtain the consent of such other party to such assignment to Buyer. If such consent is not obtained, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits under any such Customer Account, including, without limitation, an adjustment of the purchase price set forth in Section 2.1 hereof and enforcement for the account and benefit of Buyer, of any and all rights of Seller against any other person arising out of the breach or cancellation of any such Customer Account by such other person, or otherwise. Attached hereto as Schedule 1.3 is a list of all Customer Accounts requiring consent to their assignment.

         SECTION 1.4 SELLER ACCOUNTS RECEIVABLE. (a) Buyer shall have no liability or obligation whatsoever to Seller in connection with the Accounts Receivable and Buyer shall not be responsible for collecting the Accounts Receivable. However, if Buyer receives any payments which are designated

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    by the customer as being toward such Accounts Receivable, then Buyer shall forward such payments to Seller as set forth in Section 1.4(b). Attached hereto as Schedule 1.4 is a true and complete list of all Accounts Receivable of Seller as of September 28, 1997.

         (b)  All sums representing Accounts Receivable as set forth on
    Schedule 1.4 collected by Buyer from the customers set forth on Schedule 1.1(d) shall be conclusively presumed to be receipts from the collection of the oldest Accounts Receivable of such customer unless the customer specifically indicates otherwise in writing. All such sums received by Buyer shall be received in trust and shall be remitted to Seller on a weekly basis, together with an itemized list of the sources thereof.
    Seller shall be entitled to take such action as may be necessary in order to collect its unpaid Accounts Receivable; provided, however, that Seller agrees not to deliver any such Accounts Receivable to a collection agency or institute any litigation related to an Accounts Receivable without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

         SECTION 1.5 PRORATION OF CASH ON HAND. The parties shall prorate, as of the close of business on the date of Closing, all cash on hand or on deposit with Seller consisting of sums paid to Seller pursuant to the advance billing practice of Seller or otherwise representing a prepayment to Seller of services to be rendered after the Closing. Seller shall be entitled to all such sums allocable to services performed on or before the close of business on the date of Closing and Buyer shall be entitled to all such sums allocable to services to be performed thereafter. Buyer and Seller agree that the amount of such prepaid services to be credited to Buyer is $-0-.

         SECTION 1.6 TRADE NAME. Seller, A & B Enterprises, Inc., is a Texas corporation doing business under the registered name "A & B Environmental Services". On the date of Closing, Seller shall deliver to Buyer such certificates, consents and other documents as are necessary to effect the transfer and assignment of the registered trade name "A & B Environmental Services" to Buyer. From and after the date of Closing, Seller shall not use the trade name "A & B Environmental Services" or any variation thereof, however, Seller may continue to and shall have the exclusive right to use its true corporate name "A & B Enterprises, Inc.".

                           ARTICLE 2.  PURCHASE PRICE

         SECTION 2.1 AGGREGATE PURCHASE PRICE. Subject to Section 2.2 below, U S Liquids Inc., a Delaware corporation ("Parent") shall pay to Seller for the Assets and the restrictive

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covenants set forth herein:  (A) the sum of $350,000 in immediately available funds on the date of Closing; (B) the sum of $75,000 in immediately available funds on the first anniversary of the date of Closing; and (C) the sum of $75,000 in immediately available funds on the second anniversary of the date of Closing.

         SECTION 2.2 PAYMENT OF DEBT. In addition to the purchase price payable in Section 2.1 above, Buyer shall pay off at Closing, the actual debt of Seller up to a maximum of $250,000, which amount constitutes all of the debts of Seller (including lease payments) related to the Assets (the "Assumed Debt"), excluding the lease obligation for the "Teletrac" system which Buyer will assume without effecting the purchase price (the "Teletrac Lease"). Attached hereto as Schedule 2.2 is a listing of all Assumed Debt and evidence establishing the amount required to pay off the Assumed Debt in full on the date of Closing. If the Assumed Debt is less than $250,000, the purchase price payable in Section 2.1(A) shall be increased by an amount equal to the difference between $250,000 and the Assumed Debt. If the Assumed Debt is more than $250,000, the purchase price payable in Section 2.1(A) shall be reduced by an amount equal to the difference between $250,000 and the Assumed Debt.

         SECTION 2.3 ALLOCATION OF PURCHASE PRICE. Of the purchase price set forth in this Article 2, $250,000 shall be allocated to the fixed assets; the $150,000 payable on the first and second anniversary of the Closing shall be allocated to the restrictive covenants of Stockholder; and the remainder shall be allocated to goodwill.

                              ARTICLE 3.  CLOSING

         SECTION 3.1 TIME AND PLACE OF CLOSING. Unless the parties otherwise agree, this transaction shall be closed simultaneously with the execution and delivery of this Agreement and the other documents and instruments referred to in this Article 3 (the "Closing"). The Closing shall take place at a location mutually acceptable to Buyer and Seller.

         SECTION 3.2 DELIVERIES BY SELLER AND STOCKHOLDER. At the Closing, Seller and Stockholder shall deliver to Buyer, all duly executed:

         (a) a General Conveyance, Assignment and Bill of Sale, in form and substance satisfactory to Buyer and Seller, conveying, selling, transferring and assigning to Buyer all of the Assets (the "Bill of Sale");

         (b) motor vehicle Certificates of Title and/or registrations to the Rolling Stock, properly endorsed to Buyer;

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         (c)  a receipt acknowledging payment by Buyer of the purchase price;

         (d) fully executed consents to the assignment of the Customer Accounts set forth on Schedule 1.3, if any, in form and substance reasonably satisfactory to Buyer;

         (e)  the documents assigning Seller's trade name as required by
    Section 1.6;

         (f) a certified copy of the written action of the shareholders and directors of Seller authorizing the execution of this Agreement, the sale of the Assets to Buyer, and the consummation of the transactions contemplated herein; and

         (g) such other separate instruments of sale, assignment or transfer reasonably required by Buyer.

         SECTION 3.3 DELIVERIES BY BUYER. At the Closing, Buyer shall deliver to Seller the Purchase Price set forth in Section 2.1(A) and shall make payment in full on the Assumed Debt.

                ARTICLE 4.  COVENANTS OF SELLER AND STOCKHOLDER

         SECTION 4.1 USE OF BUSINESS NAME. Seller and Stockholder covenant not to use the trade name A & B Environmental Services or any similar names (other than Seller's corporate name) from and after the close of business on the date of Closing.

         SECTION 4.2 TRANSITION. Neither Seller nor Stockholder will take any action that is designed or intended to have the effect of discouraging any customer or business associate of Seller from maintaining the same business relationships with Buyer after the Closing that it maintained with Seller before the Closing. Seller and Stockholder will refer all customer inquiries relating to the Business to Buyer from and after the Closing. Further, Seller and Stockholder agree that for a period of 90 days following the date of Closing, they will, without additional consideration, assist Buyer with the orderly transition of the operations of the Business from Seller to Buyer. Such assistance shall include, without limitation, Seller and Stockholder assisting Buyer to obtain contracts with Seller's current customers, routing transition activities and development of sufficient information to allow Buyer to compile accurate customer billings.

         SECTION 4.3 TEMPORARY USE OF OPERATIONS PROPERTY. Although Buyer is not acquiring any rights or obligations in connection with the Operations Property, Seller and Stockholder agree to allow Buyer to use the Operations Property rent free for

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a period of 30 days after Closing in order to assist with the transfer of the
Assets and the Business to Buyer. Buyer shall be responsible for and shall pay for all utilities and telephone charges during such 30-day period.

         SECTION 4.3  SURVIVAL.  Each of the covenants set forth in this
Article 4 shall survive the Closing and the transfer of the Assets.

              ARTICLE 5.  REPRESENTATIONS AND WARRANTIES OF SELLER
                                AND STOCKHOLDER

         SECTION 5.1 Seller and Stockholder, jointly and severally, represent and warrant to Buyer that:

         (a)  AUTHORITY.

              (i) Seller is a corporation duly formed, validly existing and in good standing under the laws of the State of Texas. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the compliance by Seller and Stockholder with the terms of this Agreement do not and will not conflict with or result in a breach of any terms of, or constitute a default under, the articles of incorporation or bylaws of Seller, or any instrument or other agreement to which Seller or Stockholder is a party or by which Seller or Stockholder is bound. This Agreement constitutes a valid obligation of Seller and Stockholder enforceable against Seller and Stockholder in accordance with its terms except as limited by bankruptcy, insolvency, reorganization or other such laws concerning the rights of creditors.

             (ii) Stockholder is competent, under no duress or legal restraint, and has all necessary authority to enter into this Agreement, perform his obligations hereunder and consummate the transactions contemplated hereby.

            (iii) All of the issued and outstanding shares of Seller are owned of record and beneficially by Stockholder, free and clear of all liens, security interests and encumbrances whatsoever.

         (b) COMPLIANCE WITH LAW. Except as set forth on Schedule 5.1(b), neither Seller nor Stockholder is in default under any applicable federal, state or local laws, statutes, ordinances, permits, licenses, orders, approvals, variances, rules or regulations or judicial or administrative decisions ("Applicable Laws") which would have an adverse effect upon

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    the Assets or the Business and Seller has been granted all licenses, permits, consents, authorizations and approvals from federal, state and local government regulatory bodies necessary or desirable to carry on the Business, all of which are currently in full force and effect. Each of the Assets complies in all respects with all federal, state and local laws, statutes, ordinances, permits, licenses, approvals, rules and regulations applicable thereto.

         (c) EQUIPMENT. Listed on Schedule 1.1(a) hereto is a complete and accurate list of all Equipment. Each piece of Equipment is in operating condition on the date hereof.

         (d) ROLLING STOCK. Listed on Schedule 1.1(b) hereto is a complete and accurate list of all Rolling Stock. Each motor vehicle, attachment, accessory and piece of materials handling equipment comprising the Rolling Stock is in operating condition on the date hereof.

         (e) CUSTOMER ACCOUNTS. Listed on Schedule 1.1(d) hereto is a complete and accurate list of the Customer Accounts as of the date hereof. Except as set forth on Schedule 1.3, all Customer Accounts are (and will be immediately following the Closing) in full force and effect and are valid, binding and enforceable against the respective parties thereto in accordance with their respective provisions, and Seller is not in default in, nor has there occurred an event or condition (including Seller's execution and delivery of or performance under this Agreement) which with the passage of time or the giving of notice (or both) would constitute a default, with regard to the payment or performance of any obligation under any Customer Account; no claim of such a default has been asserted and there is no reasonable basis upon which such a claim could validly be made. Neither Seller nor Stockholder has received any notice that any person intends or desires to modify, waive, amend, rescind, release, cancel or terminate any written Customer Account. By virtue of the grant, conveyance, sale, transfer and assignment of the written Customer Accounts by Seller to Buyer hereunder, Buyer shall own and hold all right, title and interest of Seller in and to the Customer Accounts, without the consent or approval of any other person or entity.

         (f)  TITLE TO THE ASSETS.   Seller has good and marketable title to
    the Assets, free and clear of all liens, encumbrances, security interests, equities or restrictions whatsoever except the Assumed Debt and, by virtue of the grant, conveyance, sale, transfer, and assignment of the Assets hereunder, Buyer shall receive good and marketable title to the Assets, free and clear of all liens, lease payments (including lease-end buy-out payments),

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    encumbrances, security interests, equities or restrictions whatsoever except for the Assumed Debt. Except as set forth on Schedule 5.1(b), the Assets include all of the permits, licenses, franchises, consents and other approvals necessary or desirable to conduct the Business.

         (g) OPERATIONS PROPERTY. Seller currently operates on land owned by Esta Turbyfill pursuant to a written lease agreement (the "Operations Property"). There have been no spills, leaks, deposits or other releases of Hazardous Materials (hereinafter defined) into or onto the Operations Property by Seller. To the best of Seller's knowledge, no portion of the Operations Property is listed on the CERCLIS list or the National Priorities List of Hazardous Waste Sites or any similar list maintained by the State of Texas. Except as set forth on Schedule 5.1(g), to the best of Seller's knowledge, the Operations Property does not contain any underground or above-ground storage tanks or transformers containing Hazardous Materials, petroleum products or wastes or other hazardous substances regulated by 40 CFR 280 or other Applicable Laws. All above and below ground tanks currently in use by Seller on the Operations Property, if any, are being used and maintained in accordance with all Applicable Laws.

         (h) LITIGATION. Except as set forth on Schedule 5.1(h) hereof, there is no claim, litigation, action, suit or proceeding, administrative or judicial, pending or threatened against Seller or Stockholder, or involving the Assets or the Business, at law or in equity, before any federal, state or local court or regulatory agency, or other governmental authority. Neither Seller nor Stockholder has received any notice of any of the above and no facts or circumstances exist which would, with the passage of time or giving of notice (or both), give rise to any of the above.

         (i) EMPLOYEES. Attached as Schedule 5.1(i) hereof is a complete list of all employees of Seller and their respective rates of compensation (including a breakdown of the portion thereof attributable to salary, bonus and other compensation, respectively) as of the date of Closing. Each employee is an employee at will and there are no collective bargaining agreements affecting any employee of Seller. Buyer shall not be obligated to hire any of Seller's employees.

         (j) EMPLOYEE RELATIONS AND BENEFIT PLANS. Set forth on Schedule 5.1(j) is an accurate and complete list of all agreements of any kind between Seller and its employees or group of employees, including, without limitation, employment agreements, collective bargaining agreements and benefit plans. Buyer shall not, by the execution and delivery of

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    this Agreement or otherwise, become obligated to or assume any liabilities or contractual obligations with respect to any employee of Seller or otherwise become liable for or obligated in any manner (contractual or otherwise) to any employee of Seller, including, without limiting the generality of the foregoing, any liability or obligation pursuant to any collective bargaining agreement, employment agreement, or pension, profit sharing or other employee benefit plan (within the meaning of Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended) or any other fringe benefit program maintained by Seller or to which Seller contributes or any liability for the withdrawal or partial withdrawal from or termination of any such plan or program by Seller.

         (k) TAXES. No federal, state, local or other tax returns or reports filed by Seller (whether filed prior to, on or after the date hereof) with respect to the Business or the Assets will result in any taxes, assessments, fees or other governmental charges upon the Assets or Buyer, whether as a transferee of the Assets or otherwise. All federal, state and local taxes due and payable with respect to the Business or the Assets have been paid, including, without limiting the generality of the foregoing, all federal, state and local income, sales, use, franchise, excise and property taxes.

         (l) HAZARDOUS MATERIALS. To the best of their knowledge, neither Seller nor Stockholder has ever generated, transported, stored, handled, recycled, reclaimed, disposed of, or contracted for the disposal of, hazardous materials, hazardous wastes, hazardous substances, toxic wastes or substances, infectious or medical waste, radioactive waste or sewage sludges as those terms are defined by the Resource Conservation and Recovery Act of 1976; the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"); the Atomic Energy Act of 1954; the Toxic Substances Control Act; the Occupational Health and Safety Act; any comparable or similar Texas statute; or the rules and regulations promulgated under any of the foregoing, as each of the foregoing may have been from time to time amended (collectively, "Hazardous Materials"). Seller has never owned, operated, had an interest in, engaged in and/or leased a waste transfer, recycling, treatment, storage or disposal facility, business or activity other than the Business. Seller has obtained and maintained all necessary trip tickets, signed by the applicable waste generators, and other records demonstrating the nature of the waste transported in connection with the Business. To the best of Stockholder's knowledge, no employee, contractor or agent of Seller has, in the course and scope of employment with Seller, been harmed by exposure to Hazardous Materials. To the best of

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    Stockholder's knowledge, Seller has no direct or contingent liability or obligation for or in connection with any claimed release, discharge or leak of any substance into the environment. Attached hereto as Schedule 5.1(l) is a complete list of the names and addresses of all disposal sites at any time now or in the past utilized by Seller, none of which sites is listed on the CERCLA list or the National Priorities List of Hazardous Waste Sites or any comparable Texas list. Neither Seller nor Stockholder has received any notice that it or he is listed as a potentially responsible party under CERCLA or any comparable or similar Texas statute; and neither Seller nor Stockholder knows of any facts or circumstances which could give rise to such a listing.

         (m) GOVERNMENT NOTICES. Seller has delivered to Buyer, a description and copies, as of the date of this Agreement, of all notifications, filed or submitted, or required to be filed or submitted, to governmental agencies and of all material notifications from such governmental agencies relating to Seller and the Assets or relating to the discharge or release of materials into the environment or otherwise relating to the protection of the public health or the environment.

         (n) ABSENCE OF PRICE RENEGOTIATION CONTRACTS. Seller is not now nor has ever been a party to any governmental contracts subject to price redetermination or renegotiation.

         (o) GROSS REVENUES. The gross revenues generated by the Business for its 1996 fiscal year (March 1, 1996 through February 28, 1997) were $545,396. The gross revenues generated by the Business for the period from March 1, 1997 through August 31, 1997 were $280,950.

         (p) UNDERGROUND STORAGE TANKS. Except for the Operations Property, to the best of Seller's knowledge, Seller has never owned, leased or operated any real estate having any underground storage tanks containing petroleum products or wastes or other hazardous substances regulated by 40 CFR 280 and/or other applicable federal, state or local laws, rules and regulations and requirements.

         (q) COMPLETENESS OF DISCLOSURE. This Agreement and the Schedules hereto and all other documents and information furnished to Buyer and its representatives pursuant hereto do not and will not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. If Seller or Stockholder become aware of any fact or circumstance which would change a representation or warranty of Seller or Stockholder in this Agreement, the party with such knowledge shall immediately

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    give notice of such fact or circumstance to Buyer.  However, such notification shall not relieve Seller or Stockholder of their obligations under this Agreement, and at the sole option of Buyer, the truth and accuracy of any and all warranties and representations of Seller and Stockholder at the date of this Agreement shall be a precondition to the consummation of this transaction.

         SECTION 5.2 SURVIVAL. Each of the representations and warranties set forth in this Article 5 shall survive the Closing and the transfer of the Assets for a period of two years.

    ARTICLE 6.  REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

         SECTION 6.1 Buyer and Parent represent and warrant to Seller and Stockholder that:

         (a) CORPORATE ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         (b) AUTHORIZATION. Buyer and Parent each have all requisite corporate power and corporate authority to enter into this Agreement, perform its respective obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the compliance by Buyer and Parent with the terms of this Agreement do not and will not conflict with or result in a breach of any terms of, or constitute a default under, Buyer's Articles of Incorporation or Bylaws or any other agreement or instrument to which Buyer or Parent is a party or by which Buyer or Parent is bound. All necessary corporate action has been taken by Buyer and Parent with respect to the execution and delivery of this Agreement, and this Agreement constitutes a valid obligation of Buyer and Parent enforceable in accordance with its terms except as limited by bankruptcy, insolvency, reorganization or other such laws concerning the rights of creditors.

         SECTION 6.2 SURVIVAL. Each of the representations and warranties set forth in this Article 6 shall survive the Closing and the transfer of the Assets for a period of two years.

                           ARTICLE 7.  NONCOMPETITION

         SECTION 7.1 NONCOMPETITION COVENANTS. Seller and Stockholder, jointly and severally, agree that for a period of five years following the date of Closing, neither of them shall directly or indirectly, through a subsidiary or affiliate, without the prior express written consent of Buyer:

         (i) engage, whether as a corporation on its own account, or as an officer, director, shareholder, owner, partner, joint venturer, investor, agent, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in the business of: siting, developing, constructing, permitting or operating a facility for the processing, treatment or disposal of non-hazardous liquid waste (including, without limitation, waste oil, waste water, grease trap waste, grit trap waste and oil contaminated water); siting, developing, constructing, permitting or operating a facility for the processing, treatment and disposal of non-hazardous oilfield waste (including, without limitation, chlorides, heavy metals, cuttings, contaminated soils, drilling fluids and pit sludges); and transportation or collection of any such materials, in each case within a radius of 100 air miles of Dallas, Texas (the "Territory");

        (ii) call upon any person who is, at that time, within the Territory, an employee of Buyer in a managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of Buyer;

       (iii) call upon any person or entity which is, at that time, or which has been, within one year prior to that time, a customer of Seller or Buyer, as the case may be, within the Territory for the purpose of:
    siting, developing, constructing, permitting or operating a facility for the processing, treatment or disposal of non-hazardous liquid waste (including, without limitation, waste oil, waste water, grease trap waste, grit trap waste and oil contaminated water); siting, developing, constructing, permitting or operating a facility for the processing, treatment and disposal of non-hazardous oilfield waste (including, without limitation, chlorides, heavy metals, cuttings, contaminated soils, drilling fluids and pit sludges); and transportation or collection of any such materials, in each case within the Territory;

        (iv) call upon any prospective acquisition candidate, on their own behalf or on behalf of any competitor, which candidate was either called upon by Seller or Stockholder or for which Seller or Stockholder made an acquisition analysis for Seller or Buyer;

         (v) disclose the identity of Buyer's customers, whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever; or

        (vi) promote or assist, financially or otherwise (including, without limitation, lending, guaranteeing loans or otherwise providing financial assurance in any way), any person, firm, partnership, corporation or other entity whatsoever to do any of the above.

         Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Seller or Stockholder from acquiring as an investment not more than one percent of the capital stock of a competing business, whose stock is traded on a national securities exchange or over-the-counter.

         SECTION 7.2 INJUNCTIVE RELIEF. Because of the difficulty of measuring economic losses to Buyer as a result of the breach of the foregoing covenant, and because of the immediate and irreparable damage that would be caused to Buyer for which it would have no other adequate remedy, Seller and Stockholder agree that, so long as Buyer is not in default hereunder, in the event of breach by any of them of the foregoing covenant, the covenant may be enforced by Buyer by, without limitation, injunctions and restraining orders.

         SECTION 7.3 REASONABLENESS OF COVENANTS. It is agreed by the parties that the foregoing covenants in this Section 7 impose a reasonable restraint on Seller and Stockholder in light of the activities and business of the Buyer on the date of the execution of this Agreement and the future plans of the Buyer.

         SECTION 7.4  SEVERABILITY OF COVENANTS.  The covenants in this
Section 7 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

         SECTION 7.5 DURATION OF COVENANTS. It is specifically agreed that the duration of the noncompetition covenants stated above shall be computed by excluding from such computation any time during which Seller or Stockholder is in violation of any provision of this Section 7 and any time during which there is pending in any court of competent jurisdiction any action (including any appeal from any judgment) brought by any person, whether or not a party to this Agreement, in which action Buyer seeks to enforce the agreements and covenants of Seller or Stockholder or in which any person contests the validity of such agreements and covenants or their enforceability or seeks to avoid their performance or enforcement. In addition, Seller and

Stockholder agree that if either of them should violate the noncompetition covenants set forth herein, then Buyer shall not be required to make any further payments pursuant to Section 2.1(B) or (C). The foregoing notwithstanding, in the event that Seller or Stockholder notifies Buyer in writing of a failure of Buyer to make the payments required by Section 2.1(B) and (C), which failure is not cured within five business days after Buyer's receipt of such notice, then the noncompetition covenants set forth herein shall cease to be effective unless and until such failure has been cured.

         SECTION 7.6 MATERIALITY. Seller and Stockholder hereby agree that the foregoing noncompetition covenants are a material and substantial part of this transaction.

    ARTICLE 8.  NON-ASSUMPTION OF LIABILITIES; INDEMNIFICATION

         SECTION 8.1 NON-ASSUMPTION OF LIABILITIES. Except as explicitly set forth in Section 8.2 below, Buyer shall not, by the execution and performance of this Agreement or otherwise, assume, become responsible for or incur any liability or obligation of any nature of Seller or Stockholder whether legal or equitable, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, whether arising out of occurrences prior to, at or after the date of this Agreement, including, without limiting the generality of the foregoing, any liability or obligation arising out of or relating to: (a) any occurrence or circumstance (whether known or unknown) which occurs or exists on or prior to the date of this Agreement and which constitutes, or which by the lapse of time or giving notice (or both) would constitute, a breach or default under any lease, contract, or other instrument or agreement (whether written or oral); (b) any injury to or death of any person or damage to or destruction of any property, whether based on negligence, breach of warranty, or any other theory; (c) a violation of the requirements of any governmental authority or of the rights of any third person, including, without limitation, any requirements relating to the reporting and payment of federal, state, local or other income, sales, use, franchise, excise or property tax liabilities of Seller or Stockholder;
(d) the generation, collection, transportation, storage or disposal by Seller or Stockholder of any materials, including, without limitation, Hazardous Materials; (e) an agreement or arrangement between Seller and the employees of Seller or Stockholder or any labor or collective bargaining unit representing any such employees; (f) the severance pay obligation of Seller or any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) or any other fringe benefit program maintained or sponsored by Seller or Stockholder or to which Seller or Stockholder contributes or any contributions, benefits or liabilities therefor or any liability for the withdrawal or partial withdrawal from or termination of any such plan or program by Seller or Stockholder; (g) the debts of Seller or Stockholder other than the Assumed Debt; (h) any litigation against Seller or Stockholder, whether or not listed on Schedule 5.1(h); (i) any liability, obligation, cost or expense related to the Excluded Assets; (j) any liability, obligation cost or expense related to the Operations Property, including, without limitation, the environmental condition thereof and any dispute between Seller and the owner of the Operations Property; and (k) the liabilities or obligations of Seller or Stockholder for brokerage or other commissions relative to this Agreement or the transactions contemplated hereunder. Seller and Stockholder each agree to indemnify Buyer, its successors and assigns from and against all of the above liabilities and obligations in accordance with Section 8.3 below.

         SECTION 8.2 ASSUMPTION OF SPECIFIC LIABILITIES. In addition to the payment of the Assumed Debt, Buyer agrees to perform all of Seller's contractual obligations related to the Customer Accounts and the Teletrac Lease to the extent, and only to the extent, such obligations first mature or are required to be performed after the close of business on the Closing Date.

         SECTION 8.3 INDEMNIFICATION BY SELLER AND STOCKHOLDER. Seller and Stockholder, jointly and severally, agree to defend, indemnify and hold harmless Buyer, its officers, shareholders, directors, divisions, subdivisions, affiliates, parent, employees, agents, successors, assigns and the Assets from and against all losses, claims, actions, causes of action, damages, liabilities, expenses and other costs of any kind or amount whatsoever (including, without limitation, reasonable attorneys' fees), whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, which result from:

         (a) inaccuracy in any representation or warranty made by Seller or Stockholder in this Agreement;

         (b) breach of any representation or warranty under this Agreement by Seller or Stockholder;

         (c) failure of Seller or Stockholder duly to perform and observe any term, provision, covenant, agreement or condition under this Agreement;

         (d) liability of Seller or Stockholder imposed upon Buyer (including, without limitation, all liability for the generation, collection, transportation, storage or disposal of any materials, including, without limitation, Hazardous Materials, whether or not disclosed on Schedule 5.1(l) hereof);

         (e) misrepresentation in or omission from any Schedule to this Agreement;

         (f) failure of Seller or Stockholder to obtain consent to a Customer Account requiring such consent (including, without limitation, reimbursement to Buyer of the value of such nonassigned Customer Account);

         (g) liability of Seller or Stockholder resulting from one or more pending or threatened lawsuits whether or not listed on Schedule 5.1(h);

         (h) liability of Seller or Stockholder to creditors of Seller or Stockholder which is imposed on Buyer whether as a result of bankruptcy proceedings or otherwise and whether as an account payable by Seller or Stockholder or as a claim of alleged fraudulent conveyance or preferential payments within the meaning of the United States Bankruptcy Code or otherwise; and

         (i) the existence of creditors of Seller which are not disclosed to Buyer;

         (j)  any of the matters described in Section 8.1(a)-(k) hereof; and

         (k) any claim by a third party that, if true, would mean that a condition for indemnification set forth in this Section 8.3 had been satisfied.

Buyer shall be deemed to have suffered such loss, claim, action, cause of action, damage, liability, expense or other cost, or to have paid or to have become obligated to pay any sum on account, of, the matters referred to in subparagraphs (a) - (k) of this Section 8.3 if the same shall be suffered, paid or incurred by Buyer or any parent, subsidiary, affiliate, or successor of Buyer. The amount of the loss, claim, action, cause of action, damage, liability, expense or other cost deemed to be suffered, paid or incurred by Buyer shall be an amount equal to the loss, claim, action, cause of action, damage, liability, expense or other cost suffered, paid or incurred by such parent, subsidiary, affiliate, or successor.

         SECTION 8.4 INDEMNIFICATION BY BUYER AND PARENT. Buyer and Parent, jointly and severally, agree to defend, indemnify and hold harmless Seller, its officers, shareholders, directors, divisions, subdivisions, affiliates, employees, agents, successors, assigns from and against all losses, claims, actions, causes of action, damages, liabilities, expenses and other costs of any kind or amount whatsoever (including, without limitation, reasonable attorneys' fees), whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, which result from:

         (a) inaccuracy in any representation or warranty made by Buyer or Parent in this Agreement;

         (b) breach of any representation or warranty under this Agreement by Buyer or Parent;

         (c) failure of Buyer or Parent duly to perform and observe any term, provision, covenant, agreement or condition under this Agreement; and

         (d) any claim by a third party that, if true, would mean that a condition for indemnification set forth in this Section 8.4 had been satisfied.

Seller shall be deemed to have suffered such loss, claim, action, cause of action, damage, liability, expense or other cost, or to have paid or to have become obligated to pay any sum on account, of, the matters referred to in subparagraphs (a) - (d) of this Section 8.4 if the same shall be suffered, paid or incurred by Seller or any subsidiary, affiliate, or successor of Seller. The amount of the loss, claim, action, cause of action, damage, liability, expense or other cost deemed to be suffered, paid or incurred by Seller shall be an amount equal to the loss, claim, action, cause of action, damage, liability, expense or other cost suffered, paid or incurred by such subsidiary, affiliate, or successor.

         SECTION 8.5 LIMITATION ON LIABILITY. The indemnification obligations set forth in this Agreement shall apply only after the aggregate amount of such obligations exceed $25,000, at which time the indemnification obligations shall be effective as to all amounts, including the initial $25,000 and shall in no event exceed a maximum of the purchase price set forth in Article 2 hereof.

         SECTION 8.6 PROCEDURE FOR INDEMNIFICATION. Promptly after a party hereto (hereinafter the "Indemnified Party") has received notice of or has knowledge of any claim by a person not a party to this Agreement ("Third Person") or the commencement of any action or proceeding by a Third Person, the Indemnified Party shall, as a condition precedent to a claim with respect thereto being made against any party obligated to provide indemnification pursuant to this Agreement (hereinafter the "Indemnifying Party"), give the Indemnifying Party written notice of such claim or the commencement of such action or proceeding (the "Notice"). The Notice shall state the nature and the basis of such claim and a reasonable estimate of the amount thereof. The Indemnifying Party, after receipt of the Notice, shall defend and settle, at its own expense and by its own counsel, each such matter so long as the Indemnifying Party pursues the same diligently and in good faith and the claim does not involve injunctive or equitable relief or involve the possibility of criminal penalties. The Indemnified Party shall cooperate with the Indemnifying Party and its counsel in the defense thereof and in any settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records or information reasonably requested by the Indemnifying Party that are in the Indemnified Party's possession or control. Notwithstanding the foregoing, the Indemnified Party shall have the right to participate in any matter through counsel of its own choosing at its own expense, provided that the Indemnifying Party's counsel shall always be lead counsel and shall determine all litigation and settlement steps, strategy and the like. After the Indemnifying Party has received the Notice, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability, except to the extent such participation is requested by the Indemnifying Party, in which event the Indemnified Party shall be reimbursed by the Indemnifying Party for reasonable additional legal expenses, out-of-pocket and allocable share of employee compensation incurred in connection with such participation for any employee whose participation is so requested. The foregoing notwithstanding, if the Indemnifying Party fails diligently to defend any such matter to which the Indemnified Party is entitled to indemnification hereunder or if the claim involves injunctive or equitable relief or involves the possibility of criminal penalties, the Indemnified Party may undertake such defense through counsel of its choice and at the Indemnifying Party's expense. In each case where the Indemnifying Party is obligated to pay the costs and expenses of the Indemnified Party, the Indemnifying Party shall pay the costs and expenses of the Indemnified Party as such costs and expenses are incurred. If the Indemnifying Party desires to accept a final and complete settlement of any such Third Person claim and the Indemnified Party refuses to consent to such settlement, then the Indemnifying Party's liability under this Section with respect to such Third Person claim shall be limited to the amount so offered in settlement by said Third Person and the Indemnified Party shall reimburse the Indemnifying Party for any additional costs of defense which it subsequently incurs with respect to such claim.

                              ARTICLE 9.  GENERAL

         SECTION 9.1 FURTHER ASSURANCE. From time to time after the Closing, Seller and Stockholder will, without further consideration, execute and deliver such other instruments of conveyance and transfer, and take such other action as Buyer reasonably may request to more effectively convey and transfer to and vest in Buyer and to put Buyer in possession of the Assets to be transferred hereunder, and in the case of contracts and rights, if any, which cannot be transferred effectively without the consents of third parties, to endeavor to obtain such consents promptly, and if any be unobtainable, to use their reasonable efforts to provide Buyer with the benefits thereof in some other manner. Seller and Stockholder will cooperate and use its reasonable efforts to have the present officers, directors and employees of Seller cooperate with Buyer on and after the Closing in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing.

         SECTION 9.2 INSPECTION BY BUYER. Buyer acknowledges that Seller has provided Buyer with the opportunity to inspect all of the Equipment and Rolling Stock.

         SECTION 9.3 COSTS OF LITIGATION. (a) If Parent fails to make a required payment when due under the terms of this Agreement (after expiration of the notice and cure period set forth in Section 7.5), then Parent or Buyer shall pay to Seller interest on the amount due at the rate of 15% per annum from the date the payment was due until the date paid.

         (b) In any litigation brought by a party over the terms of this Agreement, including, without limitation, failure to make required payments, the prevailing party shall be entitled to receive, as part of its damages, all of its costs and expenses of such litigation, including, without limitation, attorneys' fees and expenses, investigation costs and court costs.

         SECTION 9.4 JOINT AND SEVERAL OBLIGATIONS. All representations, warranties and agreements of Seller or Stockholder under this Agreement, the Schedules and the transactions contemplated hereby shall be joint and several. All representations, warranties and agreements of Parent and Buyer under this Agreement shall be joint and several.

         SECTION 9.5 WAIVER. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of or in any similar breach or default occurring later; not shall any waiver of any single breach or default be deemed a waiver of any other breach of default occurring before or after that waiver.

         SECTION 9.6 TIME OF THE ESSENCE. Time is of the essence of this Agreement.

         SECTION 9.7 NOTICE. All notices or communications required or permitted under this Agreement shall be given in writing and served either by personal delivery, overnight courier or by deposit in the United States mail and sent by first class registered or certified mail, return receipt requested, postage prepaid:

              If to Seller or Stockholder:

              c/o Ernest L. McCombs
              4545 Cathedral Dr.
              Dallas, TX 75214

              with a copy to:

              Richard Cox, Esq.
              300 Crescent Court, Suite 1400
              Dallas, TX 75201

              If to Buyer:

              U S Liquids Inc.
              411 N. Sam Houston Parkway East
              Houston, TX 77060
              ATTN:  W. Gregory Orr

              with a copy to:

              U S Liquids Inc.
              411 N. Sam Houston Parkway East
              Houston, TX 77069
              ATTN:  David Turkal

              with a copy to:

              Elaine A. Chotlos, Esq.
              Baker & Hostetler
              3200 National City Center
              1900 E. 9th Street
              Cleveland, OH 44114-3485

Notice shall be deemed given and effective the day personally delivered, the day after being sent by overnight courier, subject to signature verification, and three days after deposit in the U.S. mail as provided above, or when actually received, if earlier. Either party may change the address for notices or communications to be given to it by written notice to the other party given as provided in this Section.

         SECTION 9.8 ENTIRE AGREEMENT. This Agreement, the Schedules hereto and the other agreements referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter.

         SECTION 9.9 BINDING EFFECT; ASSIGNMENT. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, heirs, legal representatives, successors and permitted assigns. Seller shall have no right to assign this Agreement or any of their respective rights hereunder. Buyer may assign this Agreement without consent by Seller; provided, however, that the assignee under such assignment shall agree to assume the obligations of the assignor under this Agreement. It is further understood and agreed that Buyer may be merged or consolidated with another entity and that any such entity shall automatically succeed to the rights, powers and duties of Buyer hereunder.

         SECTION 9.10 EXPENSES OF TRANSACTION. Seller shall pay all costs and expenses incurred by Seller or Stockholder in connection with this Agreement and the transactions contemplated hereby and thereby, including, without limitation, the fees and expenses of Seller's attorneys and accountants and will make all necessary arrangements so that the Assets will not be charged with or diminished by any such cost or expense. Buyer shall pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby and thereby, including without limitation, the fees and expenses of its attorneys and accountants.

         SECTION 9.11 BROKER'S COMMISSION. Seller and Stockholder represent and warrant to Buyer and Buyer represents and warrants to Seller and Stockholder that the warranting party has had no dealing with any dealer, broker or agent so as to entitle such dealer, broker or agent to a commission or fee in connection with the sale of the Assets to Buyer. If for any reason any commission or fee shall become due, the party dealing with such dealer, broker or agent shall pay such commission or fee and agrees to indemnify and save the other party harmless from all claims for such commission or fee and from all attorneys' fees, litigation costs and other expense relating to such claim.

         SECTION 9.12 MODIFICATION; REMEDIES CUMULATIVE. This Agreement may not be changed, amended, terminated, augmented, rescinded or otherwise altered, in whole or in part, except by a writing executed by all of the parties hereto. No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

         SECTION 9.13 SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties. If such modification is not possible, such provision shall be severed from this Agreement. In either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

         SECTION 9.14 GOVERNING LAW. This Agreement shall in all respects be governed by and construed in accordance with the internal laws of the State of Texas, without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                  BUYER:

                                  T&T GREASE SERVICES, INC.


                                  By:  /s/ W. Gregory Orr
                                     -----------------------------------------
                                  Its: President
                                      ----------------------------------------

                                  SELLER:

                                  A & B ENTERPRISES, INC.
                                  (EIN:  75-1440889)


                                  By:
                                     -----------------------------------------
                                  Its:
                                      ----------------------------------------

                                  STOCKHOLDER:


                                  /s/ Ernest L. McCombs
                                  --------------------------------------------
                                  Ernest L. McCombs
                                  (SSN:  ###-##-####)


         The undersigned, U S Liquids Inc., has read the foregoing document and agrees to be bound by the provisions related to it.

                                  U S LIQUIDS INC.


                                  By:  /s/ W. Gregory Orr
                                     -----------------------------------------
                                  Its: President
                                      ----------------------------------------

                               LIST OF SCHEDULES


Schedule 1.1(a) --  Equipment

Schedule 1.1(b) --  Rolling Stock

Schedule 1.1(d) --  Customer Accounts and Related Approvals

Schedule 1.1(g) --  Permits

Schedule 1.3    --  Customer Accounts Requiring Consent to Assignment

Schedule 1.4    --  Accounts Receivable

Schedule 2.2    --  Assumed Debt

Schedule 5.1(b) --  Compliance with Law

Schedule 5.1(g) --  Real Property Disclosure

Schedule 5.1(h) --  Litigation

Schedule 5.1(i) --  Employees

Schedule 5.1(j) --  Employee Agreements

Schedule 5.1(l) --  List of Disposal Sites